Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
ir@crailar.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com

CRAiLAR TECHNOLOGIES SIGNS DEVELOPMENT AGREEMENT
WITH COTSWOLD INDUSTRIES INC.

Victoria, B.C. and Portland, Ore. (February 12, 2013) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF), which produces and markets CRAiLAR(R), a natural fiber made from flax and other bast fibers, has entered a development agreement with Cotswold Industries Inc. to encompass sustainable pocketing and waist banding for its branded apparel customers. Cotswold affiliate Central Textiles, in Central S.C., will be the primary conduit for the processing and weaving of CRAiLAR Flax Fiber for the product line.

"We continue to identify new market opportunities for CRAiLAR that fit into both long-term category opportunities and increased brand awareness," said Ken Barker, CEO of CRAiLAR Technologies. "Cotswold is exactly that kind of partner in terms of its work with global brands, its specialization in the area we are developing with the company, and the opportunity to grow therein."

"We are excited to help develop and market such a truly sustainable, high strength and versatile fiber into our mass market channels," said James McKinnon, CEO of Cotswold Industries. "Partnering with CRAiLAR fits perfectly within our corporate strategy to be a leader in environmentally conscious textile manufacturing."

About Cotswold Industries

Cotswold Industries is a privately held, family owned company that provides textiles for industrial, nonwovens, apparel and technical applications. It is supplier to dozens of brands including Levi Strauss & Co., VF Corporation, Abercrombie & Fitch, Eddie Bauer, JC Penney, True Religion and Lands End. It was founded in 1954 and its headquarters are in New York City. It can be found online at cotswoldindustries.com.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc., previously Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp. and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

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